UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2008

CB RICHARD ELLIS REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-53200 (Commission File Number)	56-2466617 (IRS Employer Identification No.)

515 South Flower Street, Suite 3100, Los Angeles, California 90071

(Address of principal executive offices)

(609) 683-4900 or (213) 683-4222

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 12, 2008, Duke/Hulfish, LLC, a joint venture (the “Joint Venture”) between CBRE Operating Partnership, L.P. (“CBOP”), our operating partnership, and Duke Realty Limited Partnership (“Duke”), the operating partnership of Duke Realty Corporation (NYSE:DRE), acquired a fee interest in Buckeye Logistics Center located at 6835 W. Buckeye Road, Phoenix, Arizona pursuant to a contribution agreement (the “Contribution Agreement”) entered into on May 5, 2008 between the parties. The Joint Venture acquired Buckeye Logistics Center for approximately $43,600,000, exclusive of customary closing costs. CBOP owns an 80% interest in the Joint Venture and, at closing, made a cash contribution of approximately $34,500,000 (excluding a working capital reserve of $240,000) to the Joint Venture in connection with the acquisition, which was funded using net proceeds from our initial public offering. Upon closing, we paid CBRE Advisors LLC, our Investment Advisor, an acquisition fee of approximately $344,614, which was not included in the acquisition cost of Buckeye Logistics Center.

Buckeye Logistics Center consists of a 604,678 square foot bulk distribution center that was completed in September 2007 and has no operating history. Buckeye Logistics Center was built-to-suit and is 100% leased to Amazon.com.azdc, Inc., a wholly owned subsidiary of Amazon.com, Inc. (“Amazon”), one of the world’s largest internet-based retailers of consumer goods. Buckeye Logistics Center is one of Amazon’s largest fulfillment centers in North America and is under a lease that expires in June 2018.

Buckeye Logistics Center represents the first property acquired by the Joint Venture. Five additional bulk industrial, 100% leased, built-to-suit properties are expected to be contributed to the Joint Venture during 2008 pursuant to the Contribution Agreement, a description of which is included in our Current Report on Form 8-K filed on May 7, 2008. CBOP and Duke have entered into an operating agreement for the Joint Venture. Pursuant to the operating agreement, Duke acts as the managing member of the Joint Venture and receives fees in connection with the services it provides to the Joint Venture.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CB RICHARD ELLIS REALTY TRUST

June 16, 2008	By:	/s/ Jack A. Cuneo

Name: Jack A. Cuneo Title: President and Chief Executive Officer